AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of July 30, 2004 by and among MSO Medical, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A attached hereto (the “Investors”).

    A.            The Company and certain of the Investors who are already holders of the Company’s Series A Convertible Preferred Stock (the “Series A Stock”) previously entered into that certain Registration Rights Agreement dated March 28, 2004 (the “Prior Agreement”);

    B.            Certain of the Investors are purchasing additional shares of the Company’s Series A Stock pursuant to that certain Series A Convertible Preferred Stock Subscription Agreement dated as of even date herewith (the “Purchase Agreement”);

    C.            The Investors who are parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement and to add the new Investors as parties hereto.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree to amend and restate the Prior Agreement as follows:

1. GENERAL.

1.1. Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) Common Stock. The term “Common Stock” means the common stock of the Company.

(b) Conversion Stock. The term “Conversion Stock” means shares of Common Stock issued or issuable upon conversion of the shares of Series A Stock.

(c) Exchange Act. The Term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

    (d)           Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

    (e)           Holder. The term “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Series A Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; providedfurther, that the Company shall in no event be obligated to register shares of Series A Stock, and that Holders of Registrable Securities will not be required to convert their shares of Series A Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

(f) Initial Offering. The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

    (g)           Registration. The terms “register,”“registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(h) Registrable Securities. The term “Registrable Securities” means:

    (1)            all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Series A Stock issued under the Series A Agreement, as such agreement may hereafter be amended from time to time; and

    (2)            any shares of Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1) of this subsection (h); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under Section 2 hereof are not assigned in accordance with this Agreement, any Registrable Securities with respect to which, pursuant to Section 2.10 hereof, the holders are no longer entitled to registration rights, or any Registrable Securities which have been previously registered and sold to the public.

    (i)           Registrable Securities then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock which are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise or conversion of then outstanding and then exercisable and qualifying options, warrants or convertible securities.

(j) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(k) Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended.

2. REGISTRATION RIGHTS.

2.1. Required Registration.

    (a)            The Company shall, for the benefit of the Holders of Registrable Securities, at the Company’s cost, file with the Commission on or prior to ninety (90) days after the closing of a merger of the Company into a public entity (the “Merger”), a Shelf Registration Statement providing for the sale by the Holders of all the Registrable Securities, and shall use its best efforts to have such Shelf Registration Statement declared effective by the Commission as soon as practicable and, in any event, within 90 days thereafter. The Company agrees to use its best efforts to keep the Shelf Registration Statement continuously effective for a period of two years after the date of effectiveness (the “Effectiveness Period”). The Company shall not permit any securities other than Registrable Securities to be included in the Shelf Registration. The Company further agrees, if necessary or appropriate, to supplement or amend the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registrations, and the Company agrees to furnish to the Holders of Registrable Securities copies of any such supplement or amendment promptly after its being used or filed with the Commission. In the event that the Company’s registration statement has not been declared effective by the SEC within nine months following the date of the Merger (or ten months to the extent necessary to comply with comments by the SEC) or if the registration statement has been suspended beyond 30 days during each year prior to the second anniversary of the Merger or beyond 90 days in any year thereafter, the then current Conversion Price of the Conversion Stock and the then current exercise price for the warrants issued to Commonwealth Associates, L.P., as placement agent shall be reduced by 5% for each month (or portion thereof) until such time as the registration is effective or the suspension ceases and the prospectus may be used. The Company’s obligation to keep the registration statement effective shall continue until the earlier of the date that all of the Registrable Securities have been sold thereunder or are eligible pursuant to Rule 144(k) under the 1933 Act (as evidenced by an opinion of counsel).

    (b)            Effective Registration Statement. A Shelf Registration Statement pursuant to Section 2(a) above will not be deemed to have become effective unless it has been declared effective by the Commission; provided that if, after it has been declared effective, the offering of Registrable Securities pursuant to a Shelf Registration Statement is interfered with by any stop order, injunction or other order or requirement of the Commission or any other governmental agency or court, such Registration Statement will be deemed not to have been effective during the period of such interference, until the offering of Registrable Securities pursuant to such Registration Statement may legally resume. The Company will be deemed not to have used its reasonable efforts to cause the Shelf Registration Statement to become, or to remain, effective during the requisite period if it voluntarily takes any action that would result in any such Registration Statement not being effective or in the Holders of Registrable Securities covered thereby not being able to offer and sell such Registrable Securities during that period.

    (c)            Specific Enforcement. Without limiting the remedies available to the Holders of Registrable Securities, the Company acknowledges that any failure by the Company to comply with its obligations under Section 2(a) hereof may result in material irreparable injury to such Holders for which there is no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of any such failure, any such Holder of Registrable Securities may obtain such relief as may be required to specifically enforce the Company’s obligations under Section 2(a) hereof.

    (d)           Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.1, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company.

    2.2.           Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.1 or Section 2.3 of this Agreement or to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

    (a)           Underwriting. If a registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second to Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the number of Registrable Securities each such Holder has requested to be included in the registration; providedhowever, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that: (i) the number of Registrable Securities included in any such registration is not reduced below twenty percent (20%) of the shares included in the registration, except for a registration relating to the Company’s initial public offering, from which all Registrable Securities may be excluded; and (ii) all shares that are not Registrable Securities shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 3.2 hereof, to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members and stockholders of such Holder, or the estates and family members of any such partners, members and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

    (b)           Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

    2.3.           Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will do the following:

    (a)           Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.

    (b)           Registration. Use its best efforts to, as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

(1) if Form S-3 is not available for such offering;

    (2)            if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than One Million Dollars ($1,000,000);

    (3)            if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.3; or

    (4)            in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Maximum Number of S-3 Registrations. The Company is obligated to effect only one (1) such registration pursuant to this Section 2.3.

    (d)           Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.3 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with a registration requested pursuant to this Section 2.3 (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders and counsel for the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

2.4. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

    (a)            Keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company;

    (b)            Prepare and file with the Commission a registration statement and such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

    (c)            Furnish to the Holders such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as the Holders from time to time may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

    (d)            Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(e) Cause all such Registrable Securities registered pursuant to such registration statement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

    (f)            Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(g) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission.

    2.5.           Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.1, 2.2 or 2.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

    2.6.           Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.7. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3:

    (a)           By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the “Violations” and, individually, a “Violation”):

    (1)            any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

(2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

    (3)            any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.

The Company will reimburse each such Holder, the officers, directors, legal counsel and accountants, and partners of such Holder and each person controlling such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them, within sixty (60) days after a written request for reimbursement with supporting documentation has been received by the Company, in connection with investigating or defending any such loss, claim, damage, liability or action; providedhowever, that the indemnity agreement contained in this subsection 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

    (b)           By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner, member or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder, within sixty (60) days after a written request for reimbursement with supporting documentation has been received by the indemnifying Holder, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and providedfurther, that the total amounts payable in indemnity by a Holder under this Section 2.7(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

    (c)           Notice. Promptly after receipt by an indemnified party under this Section  2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section  2.7, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.

    (d)           Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

    (e)           Contribution. If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

    (f)           Conflict with Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

(g) Survival. The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

    2.8.           “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act; provided, however, that:

    (a)            such agreement shall be applicable only to the registration statement of the Company relating to the Initial Offering but not to Registrable Securities sold pursuant to such registration statement; and

(b) (i) all officers and directors of the Company and (ii) all stockholders holding in the aggregate at least 5% of the total outstanding stock of the Company enter into similar agreements.

For purposes of this Section 2.8, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

    2.9.           Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

    (a)            Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

    (b)            Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

    (c)            So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

    2.10.           Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.1 through 2.3 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.1, 2.2 or 2.3 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

    2.11.           Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would provide such holder or prospective holder with registration rights, except for such rights as are subordinate to those registration rights granted to the Holders in this Agreement.

    2.12.           Assignment of Registration Rights. The rights of a Holder under this Section 2 may be assigned only to: (i) any partner or retired partner of such Holder which is a partnership, (ii) any member or former member of such Holder which is a limited liability company, (iii) any family member or trust for the benefit of any individual Holder, (iv) any transferee who acquires at least one percent (1%) of the Registrable Securities, or (v) any affiliated venture capital fund of a Holder, provided that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the securities with respect to which such rights are being assigned, and such transferee or assignee shall be bound by and comply with the obligations of such Holder under this Agreement.

3. GENERAL PROVISIONS.

    3.1.           Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, and (ii) the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 3.1 shall be binding upon each Holder, each permitted successor or assignee of such Holder, and the Company. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series A Stock, any purchaser thereof shall become a party to this Agreement by executing delivering as additional counterpart signature page to this Agreement and shall be deemed and “Investor” and a party hereunder for all purposes.

    3.2.           Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a) if to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto;

(b) if to the Company, marked “Attention: Chief Financial Officer”, at 2333 Waukegan Road, Suite 175, Bannockburn, IL 60015, Facsimile: (847) 267-0518.

    3.3.           Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto and thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

3.4. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

    3.5.           Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the foregoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

    3.6.           Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

    3.7.           Successors And Assigns. Subject to the provisions of Section 2.12 of this Agreement, the rights and obligations of the parties hereunder will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

    3.8.           Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

    3.9.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

    3.10.           Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

    3.11.           Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

    3.12.           Aggregation of Stock. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

    3.13.           Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

    3.14.           Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

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        IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date and year first written above.

"Company"	MSO Medical, Inc.

By:___________________________________
Albert Henry
Chairman and Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        IN WITNESS WHEREOF, the parties have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

"Investor"	NAME OF INVESTING ENTITY

AUTHORIZED SIGNATORY

By:
Name:
Title:

ADDRESS FOR NOTICE
c/o:
Street:
City/State/Zip:
Attention:
Tel:
Fax:
Email:

SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        IN WITNESS WHEREOF, the parties have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

"Common Holders"	Belusha, LLP

_____________________________________________________________
By: Albert Henry, Its Partner

_____________________________________________________________
James Sapala, M.D.

_____________________________________________________________
Michael Wood, M.D.

_____________________________________________________________
Michael Schuhkneckt, D.O.

_____________________________________________________________
Larry Belenke

SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        IN WITNESS WHEREOF, the parties have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

"Series A Preferred"
_____________________________________________________________ Richard Schoninger
_____________________________________________________________ Bruce S. Schonbraun
_____________________________________________________________ Richard Ullman
_____________________________________________________________ Al Moschner
_____________________________________________________________ Tim Ostrowski
_____________________________________________________________ Mark Kubow
_____________________________________________________________ John Lillard

American Constaine Insurance Company Limit
_____________________________________________________________ Eric Rahn
_____________________________________________________________ Ed Wehmer

        IN WITNESS WHEREOF, the parties have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

"Series A Preferred"
_____________________________________________________________ Frank Murnane, Jr.
_____________________________________________________________ Angelo Bufalino
_____________________________________________________________ Chris Perry
_____________________________________________________________ Patrick Salvi
_____________________________________________________________ Eric W. Rahn
_____________________________________________________________ Robin D. Rahn
_____________________________________________________________ Jamie R. Rahn
_____________________________________________________________ James D. Kensik
_____________________________________________________________ Steve Straus

        IN WITNESS WHEREOF, the parties have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

"Series A Preferred"
_____________________________________________________________ Frank Bonvino

EXHIBIT A

INVESTORS

Harvard Development, Inc.
Ricky C. Sandler
Echo Capital Growth Corporation
Dr. Lloyd A. Moriber
CLK, Inc.
Terrence L. Mealy
Shea Ventures, LLC
New England Partners Capital, L.P.
Donald C. Carter
LBJ Holdings, LLC
RMC Capital, LLC
Morgan Investors X
Seneca Health Partners LP I
1991 Finlayson Family Trust
George K. Connor and Margaret A. Connor Family Trust